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                                                                     EXHIBIT 4.9

                                Amendment No. 1
                                ---------------
                                     to the
                                     ------
                              Rights Agreement of
                              -------------------
                          Advanced Radio Telecom Corp.
                          ----------------------------


     This Amendment No. 1, dated as of June __, 1999, between Advanced Radio Telecom Corp., a Delaware corporation (the "Company") and BankBoston, N.A., a national banking association, as successor rights agent (the "Rights Agent"), amends the Rights Agreement dated as of June 20, 1997 between the Company and Continental Stock Transfer & Trust Company (the "Rights Agreement"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                                  WITNESSETH:
                                  -----------

     WHEREAS, on June 20, 1997, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, shares of the Company's Junior Preferred Stock or, in certain circumstances, the Company's Common Stock;

     WHEREAS, on June 20, 1997, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Dividend Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of the Common Stock of the Company issued between the Dividend Record Date and the Distribution Date;

     WHEREAS, the Distribution Date has not occurred; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors has approved an amendment of certain provisions of the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. The preamble shall be amended by deleting the words "Continental Stock Transfer & Trust Company, a New York corporation" and inserting in their place the words "BankBoston, N.A., a national banking association, as successor rights agent."

2. Each instance in the Agreement of "Continental Stock Transfer & Trust Company" shall be replaced with "BankBoston, N.A."
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3.   Section 1(a) shall be amended by deleting the phrase "or (v)" after clause
(iv) and adding the following language:

     ", (v) an Exempt Person, or (vi)"

4. A new definition is added after Section 1(w) and before Section 1(x) as follows:

"(w-2) "Exempt Person" shall mean (i) each of Oak Investment Partners VIII, L.P., Oak VIII Affiliates Fund, L.P. or U.S. Telesource, Inc. (each, a "Large Holder") and its respective Affiliates so long as such Large Holder, together with its Affiliates, is not the Beneficial Owner of any Common Stock, other than as a result of the ownership of equity securities of the Company either (1) acquired by any Purchaser (as defined in the Stock Purchase Agreement), or an Affiliate of any Purchaser, directly from the Company (x) pursuant to the Stock Purchase Agreement (including pursuant to the exercise of such Person's rights under Section 4.16 of the Stock Purchase Agreement) or (y) on the conversion of convertible securities acquired by such Person directly from the Company pursuant to the Stock Purchase Agreement and, in each case, Beneficially Owned by such Large Holder solely as a result of the Stockholders Agreement (as defined in the Standstill Agreement (as defined in the Stock Purchase Agreement)), (2) acquired by such Large Holder, or an Affiliate of such Large Holder as a result of an assignment to such Affiliate of rights of such Large Holder to acquire, directly from the Company pursuant to the Stock Purchase Agreement (including pursuant to the exercise of rights under Section 4.16 of the Stock Purchase Agreement) or acquired by such Large Holder or an Affiliate of such Large Holder on the conversion of convertible securities so acquired directly from the Company pursuant to the Stock Purchase Agreement, (3) that are
(x) Beneficially Owned by any Purchaser, other than a Large Holder, that is a party to the Stockholders Agreement, (y) not subject to the provisions of the Stockholders Agreement, and (z) Beneficially Owned by such Large Holder solely as a result of the Stockholders Agreement or (4) that are Beneficially Owned by U.S. Telesource, Inc. or its Affiliates after the termination of the Standstill Agreement pursuant to its terms so long as U.S. Telesource, Inc. and its Affiliates do not Beneficially Own in the aggregate more than 19.9% of the Common Stock then outstanding other than the Common Stock Beneficially Owned by U.S. Telesource, Inc. or its Affiliates solely as a result of the Stockholders Agreement and (ii) each Purchaser, other than a Large Holder, that is a party to the Stockholders Agreement that would not be an Acquiring Person if such Purchaser were not a party to the Stockholders Agreement. Notwithstanding anything to the contrary contained herein, for purposes of this definition of "Exempt Person," any amendment to the Stockholders Agreement that (x) modifies the rights of, or procedures to be followed by, the Large Holders (as such rights or procedures are provided in the Stockholders Agreement) without (y) increasing, or extending the time period of, the control of either Large Holder (or any other Purchaser or party thereto) over the acquisition, holding, voting or disposition of any equity securities of the Company Beneficially Owned by another Purchaser or any other holder of equity securities of the Company, will not constitute a new agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company.

                                      -2-
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5.   A new definition is added after Section 1 (ii) and before Section 1 (jj) as follows:

"(ii-2) "Stock Purchase Agreement" shall mean the Preferred Stock Purchase Agreement dated as of June __, 1999 among the Company and the Purchasers listed on Schedule I thereto.

6. Section 2 shall be amended by adding the words "ten (10) days" before the words "prior written notice" and inserting the following new sentence at the end of the section: "The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent."

7. Section 26 shall be amended by deleting the address of Continental Stock Transfer & Trust Company and replacing it with:

     BankBoston, N.A.
     c/o Equiserve Limited Partnership
     140 Royall Street
     Canton, MA 02021

     Attn: Client Administration



                    [Remainder of Page Intentionally Blank]

                                      -3-
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed as of the day and year first above written.

                                    ADVANCED RADIO TELECOM CORP.


                                    By:
                                       --------------------------
                                    Title:

Attest:

By:
   ----------------------
Secretary


                                    BANKBOSTON, N.A.


                                    By:
                                       --------------------------
                                    Title:

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